Exhibit 99.1

Neiman Marcus, Inc. Reports October Revenues

DALLAS--(BUSINESS WIRE)--November 4, 2010--Neiman Marcus, Inc. announced the following preliminary company-wide revenues for October 2010.

	4 weeks ended
	October 30, 2010	October 31, 2009	% Change

Total Revenues	$306 million	$274 million	11.5%

Comparable Revenues	$306 million	$274 million	11.5%

	13 weeks ended
	(1st Fiscal Quarter)
	October 30, 2010	October 31, 2009	% Change

Total Revenues	$927 million	$869 million	6.7%

Comparable Revenues	$924 million	$869 million	6.4%

In the four-week October period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 9.5 percent. Revenue growth trends were the strongest in the Company’s stores in the Northeast, Southeast and Texas. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included women’s fine apparel, accessories, shoes, designer handbags and jewelry.

Comparable revenues at Neiman Marcus Direct in the four-week October period increased 21.4 percent. The top selling merchandise categories in the Direct Marketing segment included women’s fine apparel and contemporary sportswear, beauty and men’s.

Comparable revenues for Neiman Marcus, Inc. for the first quarter of fiscal year 2011 increased 6.4 percent. For the first quarter of fiscal year 2011, Specialty Retail Stores comparable revenues increased 5.1 percent. Neiman Marcus Direct first quarter fiscal year 2011 revenues were 12.8 percent above last year.

Neiman Marcus, Inc. plans to report first quarter earnings on Wednesday, December 8, 2010. The Company will host a conference call the same day that will be simultaneously webcast.

The Company’s four week reporting period is consistent with last year and reflects a 4-5-4 week first quarter.

Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

CONTACT:
Neiman Marcus, Inc.
James E. Skinner, 214-757-2954
Executive Vice President, Chief Operating Officer and
Chief Financial Officer
or
Stacie Shirley, 214-757-2967
Senior Vice President – Finance and Treasurer